Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Data443 Risk Mitigation, Inc. of our report dated March 31, 2022 relating to the consolidated financial statements, which appears in Data443 Risk Mitigation, Inc.’s Form 10-K for the years ended December 31, 2021. Our report dated March 31, 2022 contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ TPS Thayer, LLC

TPS Thayer, LLC

Sugar Land, Texas

April 26, 2022